Exhibit 99.1

News Release

P.O. Box 110 • Route 5 • South Deerfield • MA • 01373-0110

FOR IMMEDIATE RELEASE

Contact: Bruce L. Hartman

(413) 665-8306, Ext. 4414

The Yankee Candle Company, Inc. Reports

Fiscal 2009 Third Quarter Results

South Deerfield, MA – November 12, 2009 – Yankee Holding Corp. and The Yankee Candle Company, Inc. (“Yankee Candle” or the “Company”) today announced financial results for the third quarter ended October 3, 2009. Yankee Holding Corp. is a holding company formed in connection with the Company’s Merger with an affiliate of Madison Dearborn Partners, LLC on February 6, 2007 (the “Merger”), and is the parent company of The Yankee Candle Company, Inc.

As previously announced, the Company discontinued its Illuminations business during the second quarter of 2009. Accordingly, the results of operations of the Illuminations business, including lease and severance obligations related to the closing thereof, are classified as discontinued operations for all periods presented.

In addition, the Company also previously announced that it was going to discontinue its Aroma Naturals business during the third quarter of 2009. Accordingly, the results of operations of the Aroma Naturals business, including impairment charges, lease and severance obligations are classified as discontinued operations for all periods presented. The Company reached an agreement in the third quarter to sell certain assets related to the business and therefore classified the assets of the Aroma Naturals business as held for sale at the end of the third quarter. The sale was completed subsequent to the close of the third quarter. Sales from the Aroma Naturals business for the third quarter of 2009 were $0.1 million compared to $1.2 million in the prior year quarter and are included within discontinued operations.

Sales for the Company’s continuing operations for the third quarter were $168.7 million, a 4.2% decrease from the prior year third quarter. Sales in the Company’s wholesale business, excluding Aroma Naturals, decreased by 10.5% versus the prior year quarter, driven primarily by the loss of Linens ‘n Things (“LNT”) as a wholesale customer due to its 2008 bankruptcy; continued weak traffic, particularly in the gift channel; and the absence this year of the sales relating to the third quarter 2008 test with Pier 1. Retail comparable sales, including the Consumer Direct business, decreased by 5.6% compared to the prior year quarter, driven primarily by declining mall traffic and consumer spending.

The Company incurred a net loss of $0.7 million for the third quarter of 2009 compared to net income of $6.7 million, for the third quarter of 2008. Income from continuing operations was $1.3 million for the third quarter of 2009 as compared to $8.1 million for the third quarter of 2008.

The Company also presents EBITDA (earnings/loss from continuing operations before interest, income taxes, depreciation and amortization) and Adjusted EBITDA (as defined below) to provide investors with additional information to evaluate the Company’s operating performance and its ability to service its debt. EBITDA for the third quarter of 2009 was $33.2 million compared to $45.3 million for the prior year quarter. Adjusted EBITDA for the third quarter of 2009 was $40.7 million, or 24.1% of sales from continuing operations, compared to $46.3 million, or 26.3% of sales from continuing operations for the prior year quarter. Reconciliations of third quarter results to EBITDA and Adjusted EBITDA, which are non-GAAP measures, are included at the end of this press release.

“While the economic and retail climate continued to be quite challenging during the past quarter, we believe that conditions appeared to be stabilizing somewhat as the quarter progressed,” said Harlan Kent, the Company’s Chief Executive Officer. “Consumer spending patterns and weak retail traffic continued to impact both our Retail and Wholesale businesses and we therefore continue to manage our expenses carefully and focus intently on driving productivity and efficiency savings. This focus, and the ability of our teams to deliver against our productivity initiatives, allowed us to deliver Adjusted EBITDA results which, while down compared to prior year, exceeded our internal projections for the quarter.”

Third Quarter Highlights:

•

Retail sales were $76.0 million, an increase of $3.5 million or 4.8% from the third quarter of fiscal 2008. Comparable sales in the 448 Yankee Candle retail stores, including the South Deerfield and Williamsburg flagship stores, that have been open for more than one year decreased 5.7%, while the Consumer Direct business decreased by 4.4% from the prior year quarter.

•	Wholesale sales were $92.8 million in the third quarter, a decrease of $10.9 million or 10.5% from the prior year quarter.

•

At the end of the third quarter of 2009, the Company had $45.5 million outstanding under its revolving credit facility, and outstanding letters of credit in the amount of $1.5 million, leaving a total of $68.0 million in availability under the Company’s revolving credit facility.

•

As part of the restructuring that was previously announced on January 20, 2009, and the discontinuance of the Aroma Naturals business in the third quarter of 2009, the Company recorded a $2.6 million charge in the third quarter of 2009, of which $1.7 million is included in discontinued operations. The charge primarily includes costs associated with Aroma Naturals intangible asset impairments, lease related termination costs for both Aroma Naturals and Illuminations, severance costs and other related costs. As of October 3, 2009 the Company has recorded $22.7 million in charges in connection with the above plans, including amounts recorded in the fourth quarter of 2008, and currently expects that the total charges related to these plans will be approximately $23.0 to $25.0 million. This is the Company’s best current estimate and is subject to change. The Company expects to complete all or substantially all of the activities associated with the restructuring plans by the end of fiscal 2009.

Nine Months Ended October 3, 2009 Highlights:

•

Retail sales, excluding Illuminations, were $208.7 million for the first nine months of 2009, a 0.5% increase from the first nine months of fiscal 2008. Comparable sales in the 448 Yankee Candle retail stores, including the South Deerfield and Williamsburg flagship stores, that have been open for more than one year decreased by 6.5%, while the Consumer Direct business decreased by 8.6% over the prior year. Including Consumer Direct, but excluding Illuminations, total retail comparable sales decreased by 6.7%.

•	Wholesale sales, excluding Aroma Naturals, were $198.1 million for the first nine months of fiscal 2009, a decrease of 12.5% from the first nine months of fiscal 2008.

For the nine months ended October 3, 2009, the Company incurred a net loss of $24.7 million compared with a net loss of $10.5 million for the nine months ended September 27, 2008. The loss from continuing operations was $17.1 million versus $5.0 million for the same period in 2008.

For the nine months ended October 3, 2009, the Company generated EBITDA of $64.5 million compared to $90.6 million for the corresponding nine months in 2008. For the nine months ended October 3, 2009, Adjusted EBITDA was $76.4 million compared to $91.4 million for the corresponding nine months in 2008.

“We will continue to be cautious in our planning and assumptions for the very important fourth quarter,” Harlan Kent continued. “We believe we have strong holiday assortments and programs in place with our Wholesale customers and in our own retail stores and that we are therefore well positioned to receive our fair share of the consumer’s holiday spending. We will also continue our strong focus on cost, productivity and working capital management, all of which we expect will allow us to further strengthen our cash and net debt positions at year end.”

Earnings Conference Call:

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) this morning to more fully discuss fiscal 2009 third quarter results. The dial-in number is (800) 860-2442, for International Calls the dial-in number is (412) 858-4600. When greeted by the operator, request the conference by stating the Company and the host’s last name (Yankee Candle/Kent) or reference the conference title (Q3 2009 Yankee Candle Earnings Conference Call). This call is being webcast by MultiVu and can be accessed at The Yankee Candle Company’s web site at www.yankeecandle.com. Click on the “About Us” link, and then select the “Investor Information” link. Enter your registration information ten minutes prior to the start of the conference.

About Yankee Candle

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry. Yankee Candle has a 40-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its products through a North American wholesale customer network of 19,124 store locations, a growing base of Company owned and operated retail stores (495 Yankee Candle Stores located in 43 states as of October 3, 2009), direct mail catalogs, and its Internet website (www.yankeecandle.com). Outside of North America, the Company sells its products primarily through its subsidiary, Yankee Candle Company (Europe), Ltd., which has an international wholesale customer network of 3,483 store locations and distributors covering a combined 41 countries.

This press release may contain certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2009, managements estimates of the cost of the restructuring plans and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the impact of the ongoing economic situation and any continued deterioration in consumer confidence or spending; the impact of our Merger with affiliated investment funds of Madison Dearborn Partners, LLC on our financial and operating results; the risk that the substantial indebtedness incurred in connection with the Merger, and the debt agreements entered into in connection therewith, might restrict our ability to operate our business and pursue certain business strategies; the risk that we may not be able to generate sufficient cash flows to meet our debt service obligations; the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on the price of our notes of seasonal, quarterly and other fluctuations in our business; the risk of any disruption in wax supplies; and other factors described or contained in the Company’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

Yankee Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(in thousands)

(Unaudited)

	Thirteen Weeks Ended October 3, 2009			Thirteen Weeks Ended September 27, 2008
Sales:
Retail	$75,989	45.03%		$72,535	41.17%
Wholesale	92,759	54.97%		103,663	58.83%

Total sales	168,748	100.00%		176,198	100.00%

Cost of sales	71,232	42.21%		78,426	44.51%

Gross profit	97,516	57.79%		97,772	55.49%

Selling expenses:
Retail	39,450	51.92	% (A)	38,327	52.84	% (A)
Wholesale	8,841	9.53	% (B)	8,717	8.41	% (B)

Total selling expenses	48,291	28.62%		47,044	26.70%

General & administrative expenses	19,346	11.46%		15,388	8.73%
Restructuring charge	906	0.54%		—	0.00%

Operating income	28,973	17.17%		35,340	20.06%

Interest income	(1)	0.00%		(5)	0.00%
Interest expense	20,740	12.29%		23,104	13.11%
Other expense	5,929	3.51%		40	0.02%

Income from continuing operations before provision for income taxes	2,305	1.37%		12,201	6.92%
Provision for income taxes	1,045	0.62%		4,117	2.34%

Income from continuing operations	1,260	0.75%		8,084	4.59%
Loss from discontinued operations, net of income taxes	(1,995)	-1.18%		(1,344)	-0.76%

Net (loss) income	$(735)	-0.44%		$6,740	3.83%

	Thirty-Nine Weeks Ended October 3, 2009			Thirty-Nine Weeks Ended September 27, 2008
Sales:
Retail	$208,673	51.29%		$207,556	47.82%
Wholesale	198,146	48.71%		226,461	52.18%

Total sales	406,819	100.00%		434,017	100.00%

Cost of sales	174,531	42.90%		191,198	44.05%

Gross profit	232,288	57.10%		242,819	55.95%

Selling expenses:
Retail	115,002	55.11	% (A)	111,085	53.52	% (A)
Wholesale	24,632	12.43	% (B)	28,991	12.80	% (B)

Total selling expenses	139,634	34.32%		140,076	32.27%

General & administrative expenses	49,329	12.13%		44,493	10.25%
Restructuring charge	1,881	0.46%		—	0.00%

Operating income	41,444	10.19%		58,250	13.42%

Interest income	(12)	0.00%		(22)	-0.01%
Interest expense	64,279	15.80%		69,880	16.10%
Gain on extinguishment of debt	—	0.00%		(2,131)	-0.49%
Other expense (income)	7,408	1.82%		(107)	-0.02%

Loss from continuing operations before benefit from income taxes	(30,231)	-7.43%		(9,370)	-2.16%
Benefit from income taxes	(13,100)	-3.22%		(4,324)	-1.00%

Loss from continuing operations	(17,131)	-4.21%		(5,046)	-1.16%
Loss from discontinued operations, net of income taxes	(7,614)	-1.87%		(5,415)	-1.25%

Net loss	$(24,745)	-6.08%		$(10,461)	-2.41%

(A)	Retail selling expenses as a percentage of retail sales.
(B)	Wholesale selling expenses as a percentage of wholesale sales.

Yankee Holding Corp. And Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

ASSETS	October 3, 2009	January 3, 2009

Current Assets:
Cash	$5,570	$130,577
Accounts receivable, net	62,679	39,153
Inventories	85,013	63,035
Prepaid expenses and other current assets	34,604	10,184
Deferred tax assets	14,087	12,869

Total Current Assets	201,953	255,818
Property and Equipment, net	129,009	138,222
Marketable Securities	1,078	540
Deferred Financing Costs	21,002	24,170
Other Assets	941,974	953,819

Total Assets	$1,295,016	$1,372,569

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$26,465	$22,812
Accrued payroll	12,082	7,741
Other accrued liabilities	52,802	71,355
Current portion of long-term debt	—	37,650

Total Current Liabilities	91,349	139,558
Deferred Compensation Obligation	1,231	740
Long-Term Debt	1,126,853	1,145,475
Deferred Rent	10,855	10,810
Deferred Tax Liabilities	83,189	75,905
Other Long-Term Liabilities	2,269	2,902
Stockholders’ Deficit	(20,730)	(2,821)

Total Liabilities And Stockholders’ Deficit	$1,295,016	$1,372,569

Yankee Holding Corp.

October 3, 2009 Earnings Release

Supplemental Data (1)

	Quarter	Year to Date	Total
YCC Retail Stores	10	31	495
Wholesale Customer Locations - North America	971	(565)	19,124
Wholesale Customer Locations - Europe	213	489	3,483
Square Footage - Gross	17,241	52,649	958,751
Square Footage - Selling	11,362	36,555	741,235
YCC Retail Comp Store Sales Change %	-6%	-6%
YCC Retail Comp Store Count	448	—	448
Total Comp Stores & Consumer Direct Sales Change %	-6%	-7%
Sales per Square Foot (2)		$523
Store Count		451
Average store square footage, gross (3)		1,640
Average store square footage, selling (3)		1,255
Gross Profit (4)
Retail $	$52,571	$138,908
Retail %	69.2%	66.6%
Wholesale $	$44,945	$93,380
Wholesale %	48.5%	47.1%

Segment Profit (4)
Retail $	$13,121	$23,905
Retail %	17.3%	11.5%
Wholesale $	$36,104	$68,749
Wholesale %	38.9%	34.7%

Depreciation & Amortization (4)	$11,198	$34,270
Inventory per Store		$33,859
Inventory Turns (5)		3.27
Capital Expenditures (4)	$4,516	$11,832

(1)	Excludes Illuminations and Aroma Naturals (except for depreciation and amortization).
(2)	Trailing 12 months, stores open for full 12 months, excluding S. Deerfield/Williamsburg Flagships.
(3)	Excludes S. Deerfield and Williamsburg, VA Flagship stores.
(4)	Dollars in thousands.
(5)	Based on a 13 month average inventory divided by 12 month rolling COGS.

Reconciliation of EBITDA and Adjusted EBITDA

In addition to the results reported in accordance with GAAP, the Company has provided information regarding “EBITDA” and “Adjusted EBITDA”, both of which are non-GAAP financial measures. EBITDA is defined as earnings/loss from continuing operations before interest, taxes, depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude non-recurring or non-cash items and any other similar charges deemed appropriate by the Company. For the quarter ended October 3, 2009, these include discontinued operations, restructuring charges, the unrealized losses on derivative agreements, realized losses on foreign currency, MDP advisory fees, the impact of purchase accounting adjustments related to the Merger, and non-cash equity compensation expense. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity. Following the Merger, we believe the presentation of EBITDA and Adjusted EBITDA provides useful information to investors regarding our results of operations because such presentation assists in analyzing and benchmarking the performance value of our business. We believe EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management now evaluates our business following the Merger, and because these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. In addition, because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incent and compensate our management personnel and to measure our performance relative to that of our competitors. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. In evaluating our operating performance these measures should be used in conjunction with GAAP measures.

EBITDA and Adjusted EBITDA are calculated as follows:

	Thirteen weeks ended October 3, 2009	Thirteen weeks ended September 27, 2008	Thirty-nine weeks ended October 3, 2009	Thirty-nine weeks ended September 27, 2008
Net (loss) income	$(735)	$6,740	$(24,745)	$(10,461)
Loss from discontinued operations, net of income taxes	1,995	1,344	7,614	5,415
Income tax provision for (benefit from) continuing operations	1,045	4,117	(13,100)	(4,324)
Interest expense, net - excluding amortization of deferred financing fees	19,732	21,980	60,605	66,482
Amortization of deferred financing fees	1,007	1,119	3,662	3,376
Depreciation	6,723	6,670	20,202	19,973
Amortization	3,410	3,373	10,229	10,125

EBITDA from continuing operations	33,177	45,343	64,467	90,586
Equity-based compensation (a)	206	208	617	677
MDP advisory fees	375	375	1,125	1,125
Purchase accounting (b)	77	297	866	1,171
Restructuring (c)	906	—	1,881	—
Gain on extinguishment of debt	—	—	—	(2,131)
Unrealized loss on derivative agreements	5,674	—	5,112	—
Realized losses (gains) on Foreign Currency (d)	302	64	2,361	(24)

Adjusted EBITDA	$40,717	$46,287	$76,429	$91,404

(a)	Non-cash charges related to equity-based compensation.
(b)	Represents purchase accounting adjustments as a result of the Merger in 2007.
(c)	Includes costs associated with employee severance and lease related terminations.
(d)	Represents transaction losses (gains) on settlements of our intercompany receivable with our foreign subsidiary and transaction losses (gains) from foreign vendors and customers.